Exhibit 99.1

Bruker BioSciences Reports First Quarter 2007 Year-over-Year Pooled Revenue Growth of 16% and Strong Operating Income Growth

BILLERICA, Mass., May 1, 2007 (BUSINESS WIRE)  —  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported financial results for the three months ended March 31, 2007.

On July 1, 2006, Bruker BioSciences completed its acquisition of Bruker Optics Inc., which was accounted for as a pooling of interests.  As a result of this required GAAP accounting treatment, all historical financials have been pooled as if the companies had always been combined.

For the first quarter of 2007, revenue increased by 16.5% to $110.5 million, compared to pooled revenue of $94.9 million in the first quarter of 2006.  Excluding the effects of foreign currency translation, first quarter 2007 revenue increased by 10.6% year-over-year.

Net income in the first quarter of 2007 was $3.9 million, or $0.04 per diluted share, compared to pooled net income of $3.3 million, or $0.03 per diluted share, in the first quarter of 2006.

Operating income in the first quarter of 2007 was $7.8 million, up 59.5% compared to operating income of $4.9 million in the first quarter of 2006.  Excluding acquisition related charges of $1.2 million in Q1 2006, operating income increased 28.4% year-over-year.

Commenting on the first quarter, Frank Laukien, President and CEO, said: “I am very pleased that we started 2007 with strong year-over-year growth and solid improvements in our gross margins and operating income.  We believe the combination of our competitive product offerings, healthy backlog and strong end-markets position us well for continued success throughout 2007.”

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 8 a.m. Eastern Time on Tuesday, May 1, 2007.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 16589667.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc.  Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis and spark-OES tools.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of chemical, biological, radiological and nuclear (CBRN) detection products for homeland security.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to our reorganization strategies, risks related to the integration of businesses we have acquired or may acquire in the future,  technological approaches, product development, market acceptance, cost and pricing of our products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Condensed consolidated statements of operations and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Product revenue	$95,362	$83,841
Service revenue	14,991	10,371
Other revenue	154	644
Total revenue	110,507	94,856

Cost of product revenue	47,811	44,713
Cost of service revenue	10,068	6,387
Total cost of revenue	57,879	51,100

Gross profit margin	52,628	43,756

Operating Expenses:
Sales and marketing	23,764	18,832
General and administrative	7,492	6,607
Research and development	13,613	12,275
Acquisition related charges	—	1,176
Total operating expenses	44,869	38,890

Operating income	7,759	4,866

Interest and other income (expense), net	(525)	1,681

Income before income tax provision and minority interest in consolidated subsidiaries	7,234	6,547
Income tax provision	3,267	3,240

Income before minority interest in consolidated subsidiaries	3,967	3,307
Minority interest in consolidated subsidiaries	86	48
Net income	$3,881	$3,259

Net income per share:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

Weighted average shares outstanding:
Basic	102,820	101,186
Diluted	105,361	101,480

Bruker BioSciences Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$55,692	$52,147
Accounts receivable, net	75,110	79,604
Due from affiliated companies	7,536	9,028
Inventories	157,616	134,504
Other current assets	23,121	19,461
Total current assets	319,075	294,744

Property and equipment, net	91,410	90,349
Intangible and other assets	52,609	48,094

Total assets	$463,094	$433,187

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$11,601	$21,857
Accounts payable	26,370	23,102
Due to affiliated companies	9,916	5,901
Other current liabilities	151,824	144,268
Total current liabilities	199,711	195,128

Long-term debt	22,782	22,863
Other long-term liabilities	25,698	23,491
Minority interest in subsidiaries	325	239

Total shareholders’ equity	214,578	191,466

Total liabilities and shareholders’ equity	$463,094	$433,187

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: Michael.Willett@Bruker.com